Exhibit 10.2

SALES CONTRACT

PURCHASER: PARTNERS FINANCIAL CORPORATION, a Florida corporation 1501 Park Avenue East Tallahassee, FL		SELLER: DORSET ASSOCIATES, LLC, a Florida limited liability company 4081 Tamiami Trail North, Suite C-201 Naples, FL 34103

PHONE:	(239)777-8765	PHONE:	(239)261-1734
FAX:	(239)	FAX:	(239)261-3443

UPON THE ACCEPTANCE OF THE OFFER (OR COUNTEROFFER) the Seller has agreed to sell and the Purchaser has agreed to buy UPON THE TERMS AND CONDITIONS WHICH FOLLOW the real property described on Exhibit “A” attached hereto and made a part hereof by reference (hereinafter the “Property”) located at 3021 North Airport Road, Naples, Collier County, Florida, being a portion of the land commonly known as Capital Center.

1. PURCHASE PRICE: The total purchase price, subject to adjustment as provided below, shall be calculated on the basis of two components: (i) the land component (the “Land Cost” or the “Land Cost Component”); and (ii) FIFTY PERCENT (50%) of the cost of development and construction of the bank building and drive thru lanes (collectively, the “Building”) (the “Building Cost” or the Building Cost Component”). The parties agree that during the Development Period they shall mutually agree on the location and design of the Building (including the location of the Bank Unit therein as hereinafter defined) and the terms and provisions of a declaration of condominium (the “Declaration”) to be prepared by Seller in order for Seller and Purchaser to be acquire title to their respective space in the Building.

1.1 The Land Component. The Land Cost Component shall be NINE HUNDRED NINETY-SIX THOUSAND AND NO/100 DOLLARS ($996,000.00) based on the Seller’s allocation of TWELVE THOUSAND (12,000) square feet of area in Capital Center for the Building at the rate of EIGHTY-THREE AND NO/100 DOLLARS ($83.00) per square foot. A sketch of the approximate location of the Building and parking areas is attached as Exhibit “B” hereto and made a part hereof by reference. The parties acknowledge that the precise location of the Building and the actual square footage of the footprint of the Building is not determined as of the Effective Date hereof, however, the parties agree that the foregoing Land Cost Component is fixed, regardless of the actual area of the real property submitted to condominium under the Declaration.

The Land Cost Component shall be payable as follows:

(a) initial payment upon Seller’s acceptance of this Agreement	$96,000.00

(b) the balance of the Land Component Cost at the time of Purchaser taking occupancy of the Temporary Bank Facility subject to adjustments and prorations of approximately	$900,000.00

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The Initial Payment may be made by check subject to collection and shall be paid directly to Seller; the balance of the Land Component Cost shall be paid directly to Seller upon Purchaser taking occupancy of the Temporary Banking Facility (as hereinafter set forth in Paragraph 2). To the extent used by Seller for payment of Purchaser’s prorata share of Building Costs incurred during the Design Period, the Initial Payment shall be non-refundable.

1.2 The Building Cost Component. The cost of design and construction of the Building shall be paid equally by Seller and Purchaser. Such Building Costs shall include, but not be limited to, architectural fees, permitting and impact fees (but not to include any re-zoning or site development plan approval costs), all Building construction costs including fill, vertical construction costs [other than Purchaser’s Internal Improvements Costs which shall be payable by Purchaser (See sub-paragraph 1.3 hereinbelow)], general contractor’s fee specifically including general contractor’s over-head and profit, landscaping architect fee, landscaping, financing, and legal costs, development costs including construction and project management fees, and any other mutually agreed upon costs necessary to design and construct the Building. During the Development Period, Seller and Purchaser shall agree on the design of the Building and on the Building’s plans and specifications. Seller shall have the right to select the architect, general contractor, landscape architect and any and all other professionals necessary and shall be in direct contractual privity with each; Purchaser shall have no right, nor obligation, to contract for design and/or construction of the Building. Seller shall manage the construction of the Building and the infrastructure improvements serving the Building and the remainder of Capital Center. Seller acknowledges that the cost of such project infrastructure (the “Infrastructure Improvements”) shall not be included in the Building Cost Component and shall be at the sole cost and expense of Seller (e.g., the cost of internal roadways, drainage from the Building site, and the stubbing of utility services to the property line shall be at the sole cost and expense of Seller as the developer of Capital Center). Purchaser’s payment of the Building Cost Component shall be made by monthly invoice from Seller to Purchaser and payments thereof shall be due and payable FIVE (5) DAYS after invoicing. Seller agrees that until completion of the final design of the Building and production of the Building’s detailed plans and specifications, Purchaser shall not be required to pay more than SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($75,000.00) toward such costs and only costs for design and pre-construction development expenses, not to include any management or administrative fees incurred by Seller, shall be allocated to Purchaser. Upon expiration of the Design Period, Purchaser shall fully reimburse Seller for Purchaser’s prorata share of the Building Cost Component actually incurred by Seller if such total costs are in excess of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) it being the parties intent that the foregoing $75,000 initial expense reimbursement limitation is intended solely to accommodate Purchaser’s cash flow during the Design Period and not to allocate any excess costs to Seller.

In the event Seller and Purchaser are unable to agree on the design of the Building and the Building’s plans and specifications, either party may terminate this agreement. In the event this agreement is so terminated, Seller shall refund that portion of the Initial Payment, if any, not used for payment of Building Costs during the Design Phase to Buyer, it being the intent of the parties that Purchaser be responsible for its prorata share of actual Building Costs incurred during the Design Phase.

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Seller acknowledges and agrees that it shall be responsible to construct and deliver the Infrastructure Improvements free and clear of mechanic’s liens and that Seller’s failure to construct and deliver the Infrastructure Improvements shall be a default hereunder.

1.3 Internal Improvements/Special Bank Equipment. Purchaser acknowledges and understands that the Building Cost Component does not include the cost of any interior improvements similar in nature to “tenant improvements” or the cost of any special equipment exclusively serving Purchaser’s portion of the Building and that the Bank Premises shall be delivered by Seller in an unimproved “building shell/decorator ready” configuration without any floor coverings, wall coverings or internal walls/partitions. The costs of all internal “tenant-type” improvements, and the cost of all special equipment exclusively serving Purchaser’s portion of the Building shall be payable by Purchaser. Seller shall use its best efforts to coordinate construction of internal tenant improvements with the construction of the Building shell; however. Seller’s general contractor shall have complete discretion in scheduling access to the job site by sub-contractors retained by Purchaser. If Purchaser elects to employ Seller’s general contractor for construction of Purchaser’s internal tenant improvements, Seller shall not object.

2. TEMPORARY BANKING FACILITY/CLOSING/POSSESSION: Payment of the Land Cost Component to Seller shall take place on the first business day following the date Purchaser obtains a certificate of occupancy for the Temporary Banking Facility (as hereinafter defined) (the “Closing Date”). Payment shall take place on the Closing Date at the office of Seller’s attorney, Goodlette Coleman & Johnson, P.A., 4001 Tamiami Trail North, Suite 300, Naples, FL 34103 (the “Closing Date”). To the extent a portion of the Initial Payment has been used by Seller for payment of Purchaser’s prorata share of the Building Cost Component, Purchaser acknowledges and understands the payment due for the Land Cost Component shall be correspondingly increased above the amount set forth in Paragraph 1 (b) hereinabove. Purchaser further acknowledges and understands that because of Collier County, Florida subdivision and platting restrictions, no fee simple deed to a specific parcel of land in the Capital Center Project shall be delivered to Purchaser upon closing of the Land Component; instead, a deed to the Bank Condominium Unit shall be delivered to Goodlette Coleman & Johnson, P.A., as Escrow Agent, to be held in escrow pending completion of the Building and recording of the Condominium Documents (as hereinafter defined); provided, however, upon taking occupancy of the Temporary Bank Facility and payment of the Land Cost Component to Seller, Seller shall deliver a warranty deed to a fractional interest in the Capital Center Parcel in the amount of square footage in the Building to be occupied by Purchaser divided by 142,000, being the total square footage in Capital Center, it being the intent of the parties however, that Purchaser shall have no development rights in the Capital Center Project other than with respect to the 12,000 square feet in the Building to be designated as the Bank Condominium Unit. Upon recording of the Condominium Documents, Seller shall deliver a warranty deed, in the nature of a partition deed, to the Bank Condominium Unit to Purchaser, and for title clearance purposes, Purchaser shall deliver a quit claim deed to the entire Capital Center Parcel (other than to the Bank Condominium Unit) to Seller. Purchaser shall be the legal owner of the Bank Condominium Unit upon recording of the Bank Deed, and subject to the right of Purchaser to construct tenant-type improvements during the Construction Period, Seller shall give possession of the Bank Condominium Unit to Purchaser upon recording of the Bank Deed, unless otherwise provided herein.

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After expiration of the Design Period and Purchaser’s decision to proceed with construction of the Building in accordance with the terms of this Agreement. Purchaser shall have the right to locate a temporary banking facility (the “Temporary Banking Facility”) within the Capital Center site. The size and location of the Temporary Banking Facility shall be mutually agreed upon by Seller and Purchaser during the Design Period (the “Temporary Bank Site”). The cost to construct paved access and to route utilities to the Temporary Bank Site shall be at the sole cost of Seller provided such improvements are usable in connection with the over-all Capital Center site plan, otherwise, the unusable portion of such improvements shall be at the sole cost and expense of Purchaser. The cost of the foundation pad for the Temporary Bank Facility (and the cost to remove same after Purchaser occupies the Bank Condominium Unit, shall be at the sole cost and expense of Purchaser. The cost of all utility service during Purchaser’s use of the Temporary Banking Facility shall be the sole cost and expense of Purchaser. The cost to install the Temporary Banking Facility on site and the cost to remove the Temporary Banking Facility from the site shall be at the sole cost and expense of Purchaser.

3. DESIGN PERIOD: The Design period shall commence on the effective date of this Agreement, being the date this agreement is executed by each of the parties hereto (the Effective Date”) and expiring on the later to occur of: (i) final agreement of the design of the Building and Bank Special Improvements and completion of the plans and specifications for the Building; (ii) receipt by Bank of all regulatory approvals necessary to open the bank being formed by Purchaser for business; or (iii) May 5, 2005 (hereinafter the “Design Period”). During the Design Period, Seller and Purchaser shall agree on the design and construction plans and specification of the Building and the terms and provisions of the Declaration. Once such design and plans and specifications are mutually agreed upon, no further changes shall be made unless agreed upon by both Seller and Purchaser; provided, however. Seller shall have the right to make minor changes during construction that do not affect occupancy or the intended use of the Bank Premises by Purchaser.

3.1 Termination During Design Period: In the event that on or before the date the Design Period expires, Purchaser is unable to obtain Regulatory Approval, or Purchaser determines that it no longer wishes to purchase the Bank Condominium Unit, such determination to be made in Purchaser’s sole and absolute discretion and for any reason whatsoever, Purchaser shall provide written notice to the Seller and Escrow Agent within such time period that Purchaser is electing to terminate this Agreement. Upon transmittal of such notice, this Agreement shall be of no further force and effect and Purchaser shall receive a return of the Initial Payment, LESS 1/2 of any portion of the Building Cost Component incurred by Seller. In the event Purchaser fails to terminate this Agreement within the Design Period in the manner specified above, the Initial Payment shall thereafter be non-refundable.

3.2 Building/Condominium Documentation: The parties contemplate that the Building will be two-stories in height and contain approximately 24,000 square feet and that one-half of the square footage shall be conveyed to Purchaser. The Building will house a full-service retail banking facility with an appurtenant drive-in teller facility (the “Bank Premises” or the “Bank Condominium Unit”). The Building will be submitted to condominium pursuant to condominium documentation prepared by Seller and approved by Purchaser (the “Condominium Documents”). During the Design Period, Seller and Purchaser shall agree in the location of the Bank Unit and the terms and provisions of the

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Condominium Documents. Upon recording of the Declaration, and full payment of all sums due Seller under this Agreement, the Bank Unit shall be conveyed by Seller to Purchaser by statutory warranty deed (the “Bank Unit Deed”). It is contemplated by the parties that most of the Bank Premises will be located on the first floor of the Building and that the drive-in teller lanes will be treated as a limited common element under the Condominium Documents and that Bank will be the exclusive banking facility in the Capital Center Project. Any unused portion the Building not designated as Bank Premises, whether on the first or second floor of the Building, shall be retained by Seller and shall be subject to sale in the ordinary course of Seller’s business as the developer of Capital Center; provided, however, Purchaser shall have a right of first refusal with respect to any portion of the first floor of the Building not initially designated as being a portion of the Bank Unit.

3.3 Name: The name of the condominium and the condominium association created by the Condominium Documents shall be selected by Purchaser, subject to approval by Seller (the phrase “Partners Financial Center” or a variation thereof is acceptable to Seller). The Condominium Documents shall specifically provide that the owner of the Bank Condominium Unit shall have the exclusive right to name the Building and that the name from time to time selected by the owner of the Bank Condominium Unit shall be the exclusive name of the Building unless otherwise changed by Purchaser or the then owner of the Bank Unit. No other name shall be permitted without the prior written consent of Purchaser, or the then owner of the Bank Condominium Unit (and Seller, as long as Seller retains an ownership interest in the Capital Center project). Purchaser shall have the right to assign the right to name the Building to any subsequent owner of the Bank Condominium Unit or a portion thereof; provided, however, upon complete divestment of Purchaser’s ownership interest in the Building and possession of the Bank Condominium Unit by entities other than a bank or financial institution, Seller shall have the right to select the name of the Building (as long as Seller owns or occupies space in the Capital Center project). In the event Bank no longer retains any ownership or occupancy interest in the Building and Seller no longer retains an ownership interest in the Capital Center project, then the name of the Building shall be selected by a majority in interest of the Building Unit owners.

3.4 Signage: Purchaser shall have the exclusive right to place signage on the exterior face Building. Purchaser shall also have the most prominent location of signage on any marque sign constructed by Seller in connection with the development of the Capital Center project. The cost of Purchaser’s exterior signage on the Building and the cost of Purchaser’s signage at entrances to Capital Center shall be at the sole cost and expense of Purchaser; the cost of signs at each entrance to Capital Center shall be at the expense of Seller as the developer of Capital Center.

4. EVIDENCE OF TITLE: During the Design Period, Seller shall provide a title insurance commitment with an effective date not earlier than the Effective Date of this Agreement showing Seller’s title to be good and marketable with legal access, subject only to the following exceptions: (a) real estate taxes (real and personal) for 2004; (b) zoning and use restrictions imposed by governmental authority, and restrictions and easements common to the subdivision, provided, however, that no one of them shall prevent use of the Property for Purchaser’s intended use as a commercial banking facility; and (c) any existing mortgage which may be satisfied at Closing with the proceeds of sale.

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5. INSTRUCTIONS FOR TITLE: At least TEN (10) days prior to Closing, Purchaser shall deliver to Seller the name(s) in which title will be taken, and any assignment(s) thereby required.

6. CONDITION OF PROPERTY AND RISK OF LOSS: Seller warrants to Purchaser that there are no facts which materially affect the value of the Property which are not readily observable by the Purchaser or which have not been previously disclosed to Purchaser in writing. Any future loss and/or damage to the Property between the date of this offer and the date of closing or date of possession, whichever occurs first, shall be at Seller’s sole risk and expense. Seller shall maintain adequate casualty insurance on any improvements until disbursement.

7. PERIOD OF OFFER: This offer (or counteroffer) is revoked if not accepted and notice of acceptance delivered to (counter) offeror by 3:00 P.M., Tuesday, October 5, 2004. This time limit shall apply to all offers and counter offers unless otherwise stated. Acceptance by Purchaser shall be made by delivery of the executed Contract to Seller’s attorney’s office located at The Northern Trust Bank Building, 4001 Tamiami Trail North, Suite 300, Naples, FL 34103 (FAX: 239-435- 1218). Offer and acceptance may be made by facsimile transmission.

8. DISCLOSURE OF REAL ESTATE BROKERS: No brokers. Dennis J. Lynch discloses that he is a licensed real estate broker and a member of Dorset Associates, LLC. Any real estate commission payable to him personally, or Dennis J. Lynch, P.A., in connection with this purchase and sale shall be paid by Seller in accordance with the terms of a separate agreement between Seller and Broker.

9. SELLER’S INSTRUMENTS AND EXPENSE: Seller shall pay for and provide when applicable: (a) preparation of statutory warranty deed with respect to the Bank Condominium Unit(s); bill of sale with full warranties (if applicable); an affidavit regarding the absence of liens, possession, and withholding under FIRPTA, in a form sufficient to allow “gap” coverage by title insurance; an assignment of all existing leases; and a certified rent roll listing current rental rates and deposits in Seller’s possession which rent deposits shall be paid to Purchaser at Closing; (b) the cost of documentary stamps on the deed of conveyance to Purchaser; (c) the final condominium survey (to be certified to Seller, Purchaser and the Condominium Association); (d) the cost of the Phase I environmental audit set forth in sub-paragraph 19(j); (e) special taxes or assessments for which a bill has been rendered on or before the date of closing; and (f) Seller’s attorney fees.

10. PURCHASER’S INSTRUMENTS AND EXPENSES: Purchaser shall pay for and provide when applicable: (a) the Title Insurance Commitment and Owner’s Title Insurance Policy to be issued by Goodlette Coleman & Johnson. P.A., as agent for Old Republic National Title Insurance Company, Chicago Title Insurance Company, or any other national title insurance company acceptable to Purchaser (based on minimum promulgated rate); (b) recording fee for the deed to the Bank Condominium Unit(s); (c) the cost of any Phase I Environment Audit and any other tests, surveys, etc., Purchaser desires to conduct; and (d) Purchaser’s attorney’s fees.

11. PRORATIONS: These items will be prorated as of the Closing, with the Purchaser charged with and entitled to the closing date: (a) real estate and personal Property taxes based on the current year (if available) without discount, otherwise on the prior year’s bill and readjusted upon receipt of

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tax bill if an agreement to readjust is contained in the closing documents; and (b) condominium maintenance fees.

12. PROCEEDS OF SALES AND DISBURSEMENT PROCEDURE: At Closing, Purchaser shall pay to Seller the remainder of the cash portion of the purchase price (including any undisbursed portion of the Land Cost Component together with any remaining outstanding balance due of the Building Cost Component and the Special Improvements Cost Component, as adjusted, in certified funds payable to Seller, subject, however, to adjustments and prorations as herein provided.

13. TITLE DEFECTS: During the Design Period, Purchaser shall examine the status of title to the Property. If title or legal access is found to be different than is set forth or required in this Contract Purchaser shall notify Seller in writing of the defect(s). Seller agrees to make a prompt and diligent effort to cure such title or legal access defect(s); failure to make such effort shall constitute a default under this contract. Upon Seller’s failure to cure all defects by the scheduled Closing Date, Purchaser may elect to accept the Property in its then existing condition without abatement of the purchase price or Purchaser may terminate this contract and have Purchaser’s deposit(s) and interest returned without any right to damages against Seller.

14. SURVEY OF LAND/CONDOMINIUM SURVEY: Purchaser may order the Property surveyed at Purchaser’s expense. If the survey, certified by a registered Florida surveyor, shows any encroachment onto this Property or that improvements located on this Property project onto lands of others, or violates any of the recorded or contract covenants, Purchaser shall prior to the closing date notify the Seller in writing of this violation, encroachment, or protection and the same shall be treated as a title defect. Seller shall obtain the final condominium survey necessary to establish condominium under the Florida Condominium Act and shall have such survey certified to Seller, Purchaser and the Condominium Association established pursuant to the Condominium Documents.

15. INGRESS AND EGRESS: Seller warrants ingress and egress to the Property from North Airport Road, Coach House Land, and Poinciana Drive with the approximate location of curb cuts as set forth on the attached conceptual site plan (the “Conceptual Site Plan”); provided, however, the precise location of the curb cuts along North Airport Road, Coach House Land and Poinciana Drive be subject to re-location depending upon the final site plan and Building design that is developed by Seller and Purchaser. The Purchaser may cancel this contract if there is no ingress and egress from the captioned Property to North Airport Road, Coach House Land and Poinciana Drive.

16. ZONING: Seller represents and warrants that Seller has not commenced any proceeding to change the present zoning classification of the Property nor will Seller initiate any such proceeding except in connection with the accommodation of the Building being mutually designed by seller and Purchaser. Seller further represents and warrants that Seller has received no notice of the commencement by third parties of any proceedings which would affect the present zoning classification of the Property. Should Seller receive any such notice, Seller will promptly communicate the same to Purchaser in writing and if the proposed zoning would prevent its present use as a banking facility, Purchaser may elect to cancel this contract and have the deposit(s) returned to Purchaser.

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17. TIME AND BINDING CONTRACT: Time is of the essence for closing title. A party’s written acceptance of this offer (or counteroffer) shall constitute a binding contract for the purchase and sale of the Property which shall bind the parties, their assigns and the estates of the parties.

Prior to release of the balance of the Land Component Cost to Seller:

(a)	If Purchaser does not perform Purchaser’s obligations hereunder (except as excused by the Seller’s default) Seller shall retain the Initial Deposit paid to the Seller as liquidated damages which shall be Seller’s exclusive remedy; and

(b)	If Seller does not perform Seller’s obligations hereunder, (except as excused by the Purchaser’s default) Purchaser may enforce this contract by a suit for specific performance, damages, or may elect to terminate the contract and receive a refund of the entire Initial Deposit.

After release of the balance of the Land Component Cost to Seller:

(a)	If Purchaser does not perform Purchaser’s obligations hereunder (except as excused by the Seller’s default) Seller shall have the right to sue Purchaser for specific performance and/or damages; and

(b)	If Seller does not perform Seller’s obligations hereunder, (except as excused by the Purchaser’s default) Purchaser shall have the right to sue Seller for specific performance and/or damages.

18. ATTORNEYS’ FEES: In connection with any litigation concerning this contract the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs both at trial and all levels of appeal.

19. SELLER’S REPRESENTATION AND WARRANTIES: Seller represents and warrants to Purchaser the following as of the Effective Date and as of the Closing Date:

(a)	Seller is the owner of fee simple title to the Property.

(b)	The Property is or at the time of closing will be free and clear of all liens except for ad valorem taxes for the year of Closing;

(c)	There are no condemnation or eminent domain proceedings pending, or, to the best of Seller’s knowledge, contemplated against the Property or any part thereof, and Seller has received no notice of the desire of any public authority or other entity to make or use the Property or any part thereof;

(d)	There are no pending, or, to the best of Seller’s knowledge, threatened suits or proceedings before any court, administrative agency, or other governmental

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instrumentality against or affecting Seller or any part of the Property which (i) do or could affect ownership, operation, use or occupancy of the Property or any part thereof; or (ii) do or could prohibit or make unlawful the consummation of the transaction contemplated by this Contract, or render Seller unable to consummate the same;

(e)	Seller has received no notice of, and to the best of Seller’s knowledge, there is no violation of, any law. regulation, ordinance, order, restrictive covenant, environmental law, rule or regulation, or other requirement affecting the Property;

(f)	Seller has no knowledge of any unrecorded easements, restrictions or encumbrances affecting all of any part of the Property;

(g)	The consummation of the transactions contemplated hereunder will not violate or result in a breach of or constitute a default under any provision of any contract, lien, instrument, order, judgment, decree, ordinance, regulation, or other restriction of any kind to which Seller or the Property is or may be bound or affected;

(h)	No representation or warranty by Seller in this Contract or in any instrument, certificate or written statement furnished to Purchaser pursuant hereto, or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading;

(i)	There are no construction liens against the Land and, if subsequent to Closing hereunder, any construction or other liens shall be filed against the Land as a result of any actions by or on behalf of the Seller, Seller shall take such action, within TEN (10) days after the filing thereof, by bonding, deposit, payment or otherwise, to remove, transfer or satisfy such lien of record against the Land, at Seller’s sole cost and expense;

(j)

To the best of Seller’s knowledge and belief, there is not located in, on, upon, over or under the Property (i) asbestos in any form, (ii) urea formaldehyde foam insulation, (iii) transformers or other equipment containing dielectric fluid which contains levels of polychlorinated biphenyls in excess of fifty parts per million, or (iv) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any federal, state, county, regional or local authority or which, even if not so regulated, is known to pose a hazard to the health and safety of any persons that now or may hereafter occupy the Property or property adjacent to the Property (hereinafter sometimes collectively called “hazardous waste”). Seller has received no notice or otherwise been informed that hazardous waste may exist on adjoining or nearby property. Seller agrees to provide a Phase I Environmental Audit of the Property certified to Purchaser and Seller. If such Audit shows there is environmental contamination on the Property, Purchaser may terminate this Agreement within FIVE (5) days of Purchaser’s receipt of such audit UNLESS such

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contamination may be satisfactorily removed prior to the Closing Date, the cost of such clean-up to be paid by Seller. In the event Purchaser terminates this Agreement as provided in this sub-paragraph, Purchaser shall provide written notice to the Seller within such FIVE (5) day time period that Purchaser is electing to terminate this Agreement. Upon transmittal of such notice, this Agreement shall be of no further force and effect and Purchaser shall receive a full return of its deposits and all interest earned thereon.

(k)	There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Seller or pending against Seller or the Property; and

(1)	There are no contracts or other obligations outstanding by Seller for the sale, exchange or other transfer of the Property or any portion thereof.

21. NOTICES: All notices, demands, requests or other communications made pursuant to, under or by virtue of this Contract must be in writing and either hand delivered, delivered by overnight courier or facsimile transmission, or mailed through the United States Postal Service by certified or registered mail, return receipt requested, to the party to which the notice, demand, request or communication is being made at the address set forth hereinabove, or to such other address as may be hereafter designated by either Purchaser or Seller by giving written notice to the other party. Any notice, demand, request or other communication shall be deemed to be given upon actual receipt in the case of hand delivery, facsimile transmission, or delivery by overnight courier, or four (4) business days after depositing the same in a letter box or by other means placed within the possession of the United States Postal Service, properly addressed to the party in accordance with the foregoing and with the proper amount of postage affixed thereto. Any facsimile transmission received after 5:00 P.M. Eastern Time shall be deemed to have been given on the next following business day. For purposes of delivering and receiving any notices, demands, requests or other communications under this Contract, the attorneys for Purchaser may directly contact Seller and the attorneys for Seller may directly contract Purchaser. The respective attorneys for both Seller and Purchaser are hereby expressly authorized to give any notice, demand, request or to make any other communication pursuant to the terms of this Contract on behalf of their respective clients.

22. MISCELLANEOUS: The parties have agreed to deal in good faith and to diligently work toward a timely closing and design and construction of the Building. Each party agrees to cooperate with the other in connection with the design and construction of the Building. Where notice is required it shall also be given to all attorneys interested in the contract. Where the approval of or joinder in the action of one party is required from the other party, such approval or joinder shall not be unreasonably delayed or withheld by such other party. The singular tense shall include the plural tense. This contract may be modified only by a writing signed by the parties.

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The offer (or counteroffer) is hereby accepted.

SELLER:	PURCHASER:

DORSET ASSOCIATE, LLC a Florida limited liability company	PARTNERS FINANCIAL CORPORATION, a Florida corporation

By:		By:
	Dennis J. Lynch,		James Weaver,
	Manager		President

Date: October 4, 2004			Date: October , 2004

DEPOSIT RECEIPT

Receipt of the Initial Payment in the amount of NINETY-SIX THOUSAND AND NO/100 DOLLARS ($96,000.00) is acknowledged by [    ] cash or [    ] check on this 15 day of October, 2004 to be held per terms and conditions set forth in this contract.

DORSET ASSOCIATES, LLC, a Florida limited liability company

By:
Dennis J. Lynch,
Manager

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EXHIBIT “A”

(Legal Description of the Property)

The Bank Condominium Unit to be constructed in the Partners Bank Building to be located at the southeast corner of Capital Center, the approximate location being depicted on the drawing on the following page being Exhibit “B”.

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EXHIBIT "B"

Conceptual Master Plan
1" = 40'
0 ft. 50 ft. 100 ft.
MADISON AVENUE
ADAMS BUILDING
MADISON BUILDING
PLAZA
PRESIDENTS
JEFFERSON BUILDING
CAPITAL CENTER SOUTH
TEMPORARY BANK
FOUNTAIN SQUARE
SOUTH WING
MONROE BUILDING
POINCIANA DRIVE
COACH HOUSE LANE
AIRPORT-PULLING ROAD
N

LEGEND

- DRY WATER MANAGEMENT AREA; MAY SUPPORT PRESERVATION MITIGATION REQUIREMENT
- BUILDING FOUNDATION LANDSCAPING AREA
- INTERIOR LANDSCAPING
- LANSCAPE PERIMETER BUFFER; MAY INCLUDE INTEGRATION OF PEDESTRIAN SIDEWALK PROVIDED BUFFER WIDTH INCREASED BY WIDTH OF SIDEWALK
- CONCRETE PAVEMENT PEDESTRIAN SIDEWALKS PAVERS OR STAMPED CONCRETE MAY SUBSTITUTE FOR CONCRETE
- DRY WATER MANAGEMENT AREA SLOPED TRANSITION AREA FROM FINISHED SITE GRADE TO BOTTOM OF DRY WATER MANAGEMENT AREA
- STANDARD PARKING AREA WITH OPTIONAL 4 FT X 4 FT TREE DIAMONDS AT INTERSECTION OF 4 PARKING SPACES; DIAMONDS DEFINED BY CURB.
- REFUSE DUMPSTER CONTAINMENT AREA WITH OPTIONAL ENCLOSED MAINTENANCE STORAGE STRUCTURE

PARTNERS BANK

CONCEPTUAL SITE PLAN

DATE OF GRAPHIC: 09.09.04

sheet no. 1 of 1	PLANNING DEVELOPMENT INCORPORATED DEVELOPMENT CONSULTANTS, ENGINEERS, PLANNERS AND LANDSCAPE ARCHITECTS 5133 CASTELLO DRIVE, SUITE 2, NAPLES, FLORIDA 34103	project: CAPITAL CENTER client: DORSET ASSOCIATES, LLC c/o DENNIS J. LYNCH, MANAGER	drawing title: CONCEPTUAL MASTER PLAN project location: NAPLES, FLORIDA